Exhibit 99.1

Contact:
Nancy Krejsa
Senior Vice President
Investor Relations and Corporate Communications
+1-972-595-5083
nkrejsa@sftp.com

Six Flags Announces Two-For-One Stock Split and Quarterly Cash Dividend

GRAND PRAIRIE, Texas — May 8, 2013 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors approved a two-for-one split of the company’s common stock to be issued in the form of a stock dividend. On June 26, 2013, shareholders of record as of June 12, 2013 will receive one share of stock for each share outstanding.

In addition, the board declared a quarterly cash dividend of ninety cents per share of common stock payable to shareholders of record as of May 30, 2013. The dividend will be payable June 10, 2013.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.1 billion in revenue and 18 parks across the United States, Mexico and Canada. For more than 50 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®. For more information, visit www.sixflags.com.